SCHEDULE 14A INFORMATION


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                          FLEMING COMPANIES, INC.
___________________________________________________________________
             (Name of Registrant as Specified in its Charter)


___________________________________________________________________
                (Name of Person(s) Filing Proxy Statement,
                       if other than the Registrant)


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              Schedule 14A
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     4)   Date Filed:
              March 12, 1996
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                          FLEMING COMPANIES, INC.
                         6301 Waterford Boulevard
                              P.O. Box 26647
                       Oklahoma City, OK 73126-0647


                              March 19, 1996





Dear Fleming Shareholder:

I am writing to give you our perspective on the final verdict announced March 15 in a lawsuit with David's Supermarkets, Inc. in Johnson County, Texas.

First, let me state that this has no impact on our day-to-day operations and Fleming's strategic plan.

However, we are extremely disappointed in the verdict and the attack on our company's and our retired officer's integrity. We intend to appeal -- a process expected to take up to three years. We believe we have a strong case, and that the allegations Fleming did not live up to its supply agreement with David's Supermarkets are unfounded. Fleming is being blamed for problems that were beyond our company's control.

Fleming served this 23-store chain located in central Texas off and on from 1982 until 1993 as the chain periodically moved its business from one distributor to another. Fleming lived up to the terms of its supply arrangement with David's Supermarkets, and we utilized the same approaches as those applied by most other distributors in our industry. Our company has grown by working with our customers and vendors honestly and professionally using this approach.

The size of the jury award, potentially as high as $207 million, is frankly absurd. We intend to vigorously protect both our reputation and our business interests. We are working with our banks to provide a bond. While we must post a bond during the appeals process, it's important to understand that no award, if any at all, will be paid until the appeals process is complete. This should take two to three years. Fleming's case will be heard by a three-judge panel in the state appellate court in Waco, Texas, and we will appeal to the Texas Supreme Court if needed to obtain a just resolution to these allegations.

We're disappointed that this situation has negatively affected our stock price.

I want to assure you that every resource available to us is being accessed to ensure that Fleming and our shareholders' interests are being protected. We are also working closely with the members of our financial community to address these issues.

Thank you for your continued support, and I hope you will be able to attend our shareholders' meeting in Oklahoma City on May 1.

                                          Sincerely,

                                          ROBERT E. STAUTH
                                          Robert E. Stauth
                                          Chairman and CEO